Exhibit 99.1

FOR IMMEDIATE RELEASE
February 10, 2016

Contact: Norman L. Lowery Vice Chairman and CEO First Financial Corporation (812) 238-6487	Contact: Thomas L. Gooding Chairman and CEO First Community Bank of Hillsboro (217) 532-2030

TERRE HAUTE, INDIANA -First Financial Corporation (NASDAQ: THFF), holding company of First Financial Bank, N.A., announced today that First Financial Bank has entered into an agreement to sell its branch banking office in Hillsboro, Illinois to First Community Bank of Hillsboro. As of December 31, 2015, the Hillsboro branch had deposits of approximately $10.2 million. The transaction is expected to be completed in the second or third quarter of 2016, subject to regulatory approval.

Thomas L. Gooding, Chairman and CEO at First Community Bank, said, "We are looking forward to welcoming the current customers of First Financial Bank.  We're delighted to expand our customer base in our trade area and will make every effort to insure that First Financial’s customers enjoy our full range of services and the same high quality service and competitive rates now offered our existing customers."

First Financial and First Community Bank are working together to ensure a seamless transition for customers. Customers with accounts at the Hillsboro branch need not take any action at this time and should continue to use their current checks, debit cards and other products and services.

First Financial Corporation and Subsidiaries

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana. The Corporation has total assets of approximately $3 billion with equity capital in excess of $408 million as of December 31, 2015.

First Financial Corporation's common stock is traded on the NASDAQ Global Select Market under the symbol THFF.

Caution About Forward-Looking Statements

We make forward-looking statements in this news release that are subject to risks and uncertainties. We intend these statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as of the date of this press release, and the Corporation does not intend, and undertakes no obligation, to update or revise any forward-looking statements contained in this release, whether as a result of differences in actual results, changes in assumptions, or changes in other factors affecting such statements, except as required by law.